Exhibit 99.1

Esperion Announces $56.7 Million Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

ANN ARBOR, Mich., March 20, 2023 (GLOBE NEWSWIRE) — Esperion (NASDAQ: ESPR) (“Esperion” or the “Company”), today announced that it has entered into a definitive agreement with healthcare-focused institutional investors for the issuance and sale of an aggregate of 33,170,747 shares of its common stock (or common stock equivalents in lieu thereof) and short-term warrants to purchase up to an aggregate of 33,170,747 shares of common stock in a registered direct offering priced at-the-market under Nasdaq rules. Each share of common stock (or common stock equivalent in lieu thereof) is being sold together with one short-term warrant to purchase one share of common stock at a combined purchase price of $1.675. The short-term warrants will be immediately exercisable upon issuance, will expire three and a half years following the issuance date and have an exercise price of $1.55 per share.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The closing of the offering is expected to occur on or about March 22, 2023, subject to the satisfaction of customary closing conditions. The total gross proceeds from the offering are expected to be approximately $56.7 million. Esperion intends to use the net proceeds of this offering for general corporate purposes.

The securities described above are being offered by Esperion pursuant to a shelf registration statement on Form S-3 (File No. 333-264303) that was originally filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2022 and subsequently declared effective on April 26, 2022. The securities are being offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying base prospectus relating to, and describing the terms of, the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus relating to the offering, when available, may also be obtained by contacting H.C. Wainwright & Co., LLC, at 430 Park Ave., New York, New York 10022, by telephone at (212) 856-5711, or by email at placements@hcwco.com.

The Company also has agreed to amend certain existing warrants to purchase up to an aggregate of 9,024,212 shares of the Company's common stock that were previously issued in December 2021 at an exercise price of $9.00 per share and an expiration date of December 7, 2023, effective upon the closing of the offering, such that the amended warrants will have a reduced exercise price of $1.55 per share and will expire three and a half years following the closing of the offering, at an additional offering price of $0.125 per amended warrant.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Esperion Therapeutics

At Esperion, we discover, develop, and commercialize innovative medicines to help improve outcomes for patients with or at risk for cardiovascular and cardiometabolic diseases. The status quo is not meeting the health needs of millions of people with high cholesterol – that is why our team of passionate industry leaders is breaking through the barriers that prevent patients from reaching their goals. Providers are moving toward reducing LDL-cholesterol levels as low as possible, as soon as possible; we provide the next steps to help get patients there. Because when it comes to high cholesterol, getting to goal is not optional. It is our life’s work. For more information, visit esperion.com and esperionscience.com and follow us on Twitter at twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the completion of the registered direct offering, the satisfaction of customary closing conditions related to the registered direct offering and the intended use of proceeds therefrom, expected operational expenses, expected revenue of our commercial products, future operations, expected milestone payments from partners, commercial products and expected growth, clinical development and regulatory submissions, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, market and other conditions, the impact of the ongoing COVID-19 pandemic on our business, revenues, results of operations and financial condition, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Contact:

Esperion Corporate Communications

corporateteam@esperion.com